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                                                                     EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Group Maintenance America Corp.

  We consent to incorporation by reference in the registration statements (No. 333-41749, No. 333-41751, No. 333-58651, No. 333-60537 and No. 333-69421) on
Form S-8 of Group Maintenance America Corp. of our report dated November 3, 1998, relating to the combined balance sheets of Trinity Contractors, Inc. and Trinity Air Technologies, L.P. as of December 31, 1996 and 1997, and the related combined statements of operations, owners' equity and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the current report on Form 8-K/A of Group Maintenance America Corp. dated December 22, 1998.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
December 22, 1998